Exhibit 23.4

CONSENT OF SOFTEC, S.C.

     We consent to the use in this Registration Statement of Derarrolladora Homex, S.A. de C.V. on Form F-1 (the “Registration Statement”) of statistical information on the Mexican housing industry gathered and compiled by us and appearing in the Prospectus, which is part of this Registration Statement.

SOFTEC, S.C.

/s/ Eugene Towle
By: Eugene Towle
Date: June 8, 2004